Exhibit 10.3

EMPLOYMENT AGREEMENT

                                                This Employment Agreement (this “Agreement”) is entered into as of April 30, 2008 between Becky A. Sheehan (“you”) and Florists’ Transworld Delivery, Inc., a Michigan corporation (the “Company”).

                                                                                                WHEREAS, you and the Company are parties to an employment agreement dated as of December 3, 2007 (the “Prior Agreement”) and to a related Confidentiality and Non-Competition Agreement (the “Confidentiality Agreement”);

                                                                                                WHEREAS, United Online, Inc. (“United Online”) and UNOLA Corp., an indirect wholly-owned subsidiary of United Online (“Merger Sub”) have entered into an Agreement and Plan of Merger dated April 30, 2008 (the “Merger Agreement”) with FTD Group, Inc. (“FTD”) whereby Merger Sub will merge with and into FTD (the “Merger”) and the shareholders of FTD will receive consideration from United Online;

                                                                                                WHEREAS, you acknowledge that you hold an equity interest in FTD and are a senior executive of the Company;

                                                                                                WHEREAS, this Agreement is being entered into in connection with the transactions contemplated by the Merger Agreement and as a material inducement to United Online, Merger Sub and FTD entering into the Merger Agreement and, effective upon the consummation of the Merger, will wholly-replace and supersede the Prior Agreement in its entirety;

                                                                                                WHEREAS, upon the consummation of the Merger, the Company will continue to employ you, and you will be so employed, subject to the terms and conditions set forth herein;

                                                                                                NOW, THEREFORE, in consideration of the mutual promises and covenants set forth below and in the Confidentiality Agreement, you, the Company and United Online hereby agree as follows:

1.                                       Term; Position.  The term of this Agreement will commence upon the consummation of the Merger (the “Effective Date”) and extend for two years from the Effective Date, unless this Agreement is earlier terminated as provided herein (which term shall automatically renew for successive one-year terms thereafter unless the Company provides written notice of non-renewal to you at least ninety (90) days prior to the expiration of the then current term) (the “Term”).  For the avoidance of doubt, you will not be entitled to the benefits pursuant to Section 4 and the payments pursuant to Section 7 of this Agreement by reason of the Company electing not to renew the Term.  During the Term, you will serve as Executive Vice President and Chief

Financial Officer of the Company and will have such duties and responsibilities consistent with your position or such other duties and responsibilities as may from time to time be determined by the Chief Executive Officer or President of the Company or United Online.  You will report to a member of senior management of the Company or United Online as may be designated by the Chief Executive Officer or President of the Company or United Online.  You will agree to devote your full-time attention, skill and efforts to the performance of your duties for the Company.

2.                                       Salary and Benefits.

                                                (a)                                  You will be paid a salary at an annualized rate of $400,000.00, payable in bi-weekly or semi-monthly installments in accordance with the Company’s standard payroll practices, subject to such increases as may be determined from time to time by the Company.

                                                (b)                                  You will be eligible to participate in the employee benefit plans, including its 401(k) plan, that are made generally available to the Company’s senior executives.  You will be entitled to a minimum of four (4) weeks of paid vacation each year or such greater amount as determined in accordance with the standard vacation policy in effect for the Company.

                                                (c)                                  The Company will promptly reimburse you for all reasonable and necessary business expenses you incur in connection with the business of the Company and the performance of your duties hereunder upon your submission of reasonable and timely documentation of the expenses.

3.                                       (a)                                  Annual Bonus.  For each fiscal year of the Company during your period of employment, you will be eligible to participate in a bonus program with eligibility for up to 100% of your annualized base salary except as provided below.  The performance criteria for purposes of determining your actual bonus for each fiscal year will be established by the Company.  Your annual bonus will be increased to include any increases in your annual bonus as approved by the Company.  Except as otherwise determined by the Company or as set forth herein, you will be entitled to a bonus award only if you are employed by and in good standing with the Company on the date bonus payments are paid for that fiscal year.  Notwithstanding the foregoing, it is anticipated that, following the Effective Date, the fiscal year of the Company will be changed so as to end on December 31 instead of June 30, and that for the fiscal year ending December 31, 2008, any bonus you are eligible to receive will be prorated.

                                                (b)                                  Transaction Bonus.                                     Subject to and upon consummation of the Merger, you will receive a transaction bonus in the amount of $500,000.00, which will be paid in a lump sum within ten (10) business days following the Effective Date.

4.                                       Restricted Stock Unit and Other Equity Awards.

                                                (a)                                  Effective on the 15th day of the second month of the calendar quarter coinciding with or next following the Effective Date (the “Award Date”), you will be awarded restricted stock units covering 75,000 shares of the United Online’s common stock (the “RSU Award”).  The RSU Award will be granted under a stock plan of United Online (the “Plan”) and will be subject to the standard terms and conditions set forth in the Plan and the standard form restricted stock unit agreement for employee awards under such Plan.  Your RSU Award will vest, and the underlying shares will be issued, according to the following schedule subject to your continued employment with the Company through such vesting dates:  twenty-five percent (25%) of the RSU Award will vest on each succeeding anniversary date of the Award Date.

                                                (b)                                  Except as set forth in Section 4(c) of this Agreement, if your employment is terminated by the Company “without cause” or by you for “good reason” (as each term is defined below) during the Term, the vesting and (subject to Section 7(e)) payment of your RSU Award and any other equity awards you hold as of the date of such termination will be accelerated by the additional number of shares in which you would have otherwise been vested at the time of such termination had you completed an additional twelve (12) months of employment with the Company, calculated as if such RSU Award and any such other equity awards vested on a monthly basis.  Such vesting acceleration and (subject to Section 7(e)) payment are subject to your executing and delivering to the Company, and will occur upon the expiration of all applicable review and revocation periods applicable to, the Release referred to in Section 7(b) as statutorily required by law and in no event later than the later of (i) the 15th day of the third month following the end of your taxable year in which such termination of employment occurs or (ii) the 15th day of the third month following the end of the Company’s taxable year in which such termination of employment occurs.  In no event will the number of shares which vest on such an accelerated basis with respect to any particular equity grant exceed the number of shares unvested immediately prior to the date of such termination with respect to such grant.

                                                (c)                                  If your employment is terminated by the Company “without cause” or by you for “good reason” (as each term is defined below) in connection with, or within twelve (12) months after, a change in control of United Online (as defined in the applicable stock plan, stock option agreement or restricted stock unit agreement), the vesting and (subject to Section 7(e)) payment of your RSU Award and any other equity awards you hold as of the date of such termination will be accelerated by the additional number of shares in which you would have otherwise been vested at the time of such termination had you completed an additional twelve (12) months of employment with the Company or, if greater, an additional period of service equal in duration to the actual period of service you completed between the Effective Date (or, with respect to any such other equity awards you hold outstanding as of the date of such termination, the date of the commencement of vesting with respect to such equity awards) and the date of such termination, in all cases calculated as if such RSU Award and such other equity awards vested on a monthly basis.  Such vesting acceleration and (subject to Section 7(e)) payment are subject to your executing and delivering to the Company, and will occur upon the expiration of all applicable review and revocation periods applicable to, the Release referred to in Section 7(b) as statutorily required by law and in no event later than the later of (i) the 15th day of the third month following the end of your taxable year in which such termination of employment occurs or (ii) the 15th day of the third month following the end of the Company’s taxable year in which such termination of employment occurs.  In no event will the number of shares which vest on such an accelerated basis with respect to any particular equity grant exceed the number of shares unvested immediately prior to the date of such termination with respect to such grant.

                                                (d)                                  Upon the termination of your employment during the Term as a result of death or Disability (as defined below), the vesting and (subject to Section 7(e)) payment of your outstanding RSU Award and any other equity awards you hold as of the date of such termination will be accelerated by the additional number of shares in which you would have been vested at the time of such termination if you had completed an additional twelve (12) months of service, calculated as if such RSU Award and any other such equity awards vested on a monthly basis; provided however, that in no event will the number of shares which vest on such an accelerated basis with respect to any particular equity grant exceed the number of shares unvested immediately prior to the date of such termination with respect to such grant.  For purposes of this Agreement, “Disability” means your inability to engage in any substantial gainful activity necessary to perform your duties hereunder by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than twelve (12) months.

                                                (e)                                  In the event of any inconsistency between the terms set forth in this Section 4 and the terms set forth in the agreement evidencing your RSU Award, the terms set forth in this Agreement will control. The provisions of this Section 4 and Section 7 will apply to the RSU Award, and will also apply to future equity awards, except to the extent specifically stated in the applicable award agreement or in a resolution of the Board of Directors or committee thereof of United Online.

5.                                       Policies; Procedures.  As an employee of the Company, you agree to abide by all of the policies and procedures in effect for the Company, including (without limitation) the insider trading policy, the code of ethics and the employee handbook, as well as the Confidentiality Agreement.

6.                                       At Will Employment.  Notwithstanding anything to the contrary contained herein, your employment with the Company will be “at will” and will not be for any specified term, meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without cause or advance notice.  Any contrary representations that may have been made to you are superseded by the terms set forth in this Agreement.  This is the full and complete agreement between you, the Company and United Online on this subject.  Although your job duties, title, compensation and benefits, as well as the personnel policies and procedures applicable to the Company, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Chief Executive Officer of the Company or United Online.

7.                                       Separation from Service.

                                                (a)                                  Termination by You Without Good Reason.  If you terminate your employment with the Company for any reason other than as a result of your death or Disability or your resignation for “good reason” (as defined below), then all obligations of the Company as set forth in this Agreement will cease, other than the obligation to pay you, on your termination date, any earned but unpaid compensation for services rendered through that date and any accrued but unused vacation days as of your termination date (collectively, the “Accrued Obligations”).  Notwithstanding your Separation from Service pursuant to this Section 7(a), you will continue to be obligated to comply with the terms of the policies, procedures and agreements referenced in Section 5 above.

                                                (b)                                  Termination by the Company; Termination by You for Good Reason.  If your employment is terminated by the Company “without cause” (as defined below) during the Term or you terminate your employment for “good reason” (as defined below) during the Term, and subject to your execution (without revoking) and delivery to the Company of a comprehensive agreement releasing the Company and its officers, directors, employees, stockholders, subsidiaries, affiliates, representatives and other parties and containing such other and additional terms as the Company deems satisfactory (“Release”), which becomes effective after the expiration of any applicable revocation period, the Company will pay you a separation payment (the “Separation Payment”) equal to the sum of (i) twelve (12) months of your then current annual base salary, (ii) your Annual Bonus (as defined below), and (iii) a prorated portion of your Annual Bonus (as defined below).  In addition, notwithstanding the second to last sentence of Section 3(a) hereof, if your date of termination occurs following the end of a fiscal year and prior to the date that you would have otherwise been entitled to be paid your annual bonus for such fiscal year, the Company will pay you an amount equal to the annual bonus that you would have received had you remained employed by and in good standing with the Company through the date the annual bonus for such fiscal year is paid, which amount shall be paid at the same time and manner that such payment would have been paid to you had you remained employed through such date.  Solely for purposes of the first sentence hereof, “Annual Bonus” shall mean the lesser of (1) 100% of your then current annual base salary and (2) the most recent annual bonus paid to you for a full fiscal year. Subject to the provisions of Section 7(e) and your continued compliance with the policies, procedures and agreements referenced in Section 5 above, this Separation Payment will be payable monthly on a pro rata basis over twelve (12) months with the first such payment commencing upon the expiration of all applicable review and revocation periods applicable to the Release as statutorily required by law.

                                                If your employment is terminated by the Company “without cause” or by you for “good reason” during the Term, the Company will have no further obligation to you pursuant to this Agreement other than the Accrued Obligations, the acceleration of vesting provided in Section 4 above and the obligations of the Company pursuant to this Section 7(b).

                                                If your employment is terminated by the Company “with cause” as defined below, the Company will have no further obligation to you under the terms of this Agreement, other than the Accrued Obligations.

                                                Notwithstanding the termination of your employment by the Company “with cause” or “without cause,” or by you for “good reason”, you will continue to be obligated to comply with the terms of the policies, procedures and agreements referenced in Section 5 above.

                                                If any payment or benefit received or to be received by you (including any payment or benefit received pursuant to this Agreement or otherwise) would be (in whole or part) subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (the “Code”), or any successor provision thereto, or any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any such interest and penalties, are hereafter collectively referred to as the “Excise Tax”), then, the payments and benefits provided hereunder shall be reduced in the manner selected by you in accordance with the requirements of Section 409A of the Code to the extent necessary to make such payments and benefits not subject to such Excise Tax, but only if such reduction results in a higher after-tax payment to you after taking into account the Excise Tax and any additional taxes you would pay if such payments and benefits were not reduced.

                                                (c)                                  Termination by Death or Disability.  If your employment is terminated during the Term as a result of your death or Disability, the Company will be obligated to pay the Accrued Obligations to you, your estate or beneficiaries (as the case may be).  In the event of a termination of your employment due to death or Disability, you or your estate or beneficiaries, as the case may be, will be entitled to the accelerated vesting of your equity awards as set forth in Section 4(d) above.  The provisions of this Section 7(c) will not affect or change the rights or benefits to which you are otherwise entitled under the Company’s employee benefit plans or otherwise.

                                                (d)                                  Definitions.

                                                For purposes of this Agreement, the following definitions will be in effect:

                                                                                                “good reason” means:

(i)                                     a material reduction in your base salary without your prior written consent;

(ii)                                  a material reduction in your position, duties or responsibilities, without your prior written consent (for avoidance of doubt, any diminution or reduction in position, duties or responsibilities attached to the position that you held immediately prior to the consummation of the Merger which in any way whatsoever is attributable or relates to the fact that you (w) are not an executive or officer of a public company or an ultimate parent company, (x) may no longer report to an executive or officer of a public company or an ultimate parent company, (y) may no longer be regarded as an “officer” or “executive officer” under federal or state securities laws, rules and regulations, and/or (z) may no longer be regarded as being in charge of a principal business unit, division or function of, or as performing a policy making function for, a public company or an ultimate parent company, shall not constitute “good reason”);

(iii)                               a material change in your place of employment which is not within a 50-mile radius of the following address, without your prior written consent:  3113 Woodcreek Drive, Downers Grove, IL  60515; or

(iv)                              any material un-waived breach by the Company of the terms of this Agreement;

provided, however, that with respect to any of (i) — (iv) above, you shall not have good reason to terminate your employment unless you provide written notice to the Company of the existence of the good reason condition within ninety (90) days of its initial existence and the Company does not cure such condition within thirty (30) days of receiving such notice.

                                                “with cause” means your commission of any one or more of the following acts:

(i)                                     willfully damaging of the property, business, business relationships, reputation or goodwill of the Company or its affiliates;

(ii)                                  commission of a felony or a misdemeanor involving moral turpitude;

(iii)                               theft, dishonesty, fraud or embezzlement;

(iv)                              willfully violating any rules or regulations of any governmental or regulatory body that is or is reasonably expected to be injurious to the Company or its affiliates;

(v)                                 the use of alcohol, narcotics or other controlled substances to the extent that it prevents you from efficiently performing services for the Company or its affiliates;

(vi)                              willfully injuring any other employee of the Company or its affiliates;

(vii)                           willfully injuring any person in the course of performance of services for the Company or its affiliates;

(viii)                        disclosing to a competitor or other unauthorized persons confidential or proprietary information or secrets of the Company or its affiliates;

(ix)                                solicitation of business on behalf of a competitor or a potential competitor of the Company or its affiliates;

(x)                                   harassment of any other employee of the Company or its affiliates or the commission of any act which otherwise creates an offensive work environment for other employees of the Company or its affiliates;

(xi)                                failure for any reason within five (5) days after receipt by you of written notice thereof from the Company, to correct, cease or otherwise alter any insubordination, failure to comply with instructions, inattention to or neglect of the duties to be performed by you or other act or omission to act that in the opinion of the Company or United Online does or may adversely affect the business or operations of the Company or its affiliates;

(xii)                             breach of any material term of this Agreement; or

(xiii)                          any other act or omission that is determined to constitute “cause” in the good faith discretion of the Board of Directors of the Company or United Online.

                                                “without cause” means any reason not within the scope of the definition of the term “with cause.”

                                                (e)                                  Code Section 409A.  Notwithstanding anything contained herein to the contrary, you shall not be considered to have terminated employment with the Company for purposes of this Agreement and no payments shall be due to you under Section 7 of this Agreement unless you would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code.  For purposes of this Agreement, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of Section 409A of the Code, and any payments described in Section 3 that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise.  Notwithstanding any provision to the contrary in this Agreement, no payment or distribution under this Agreement which constitutes an item of deferred compensation under Section 409A of the Code and becomes payable by reason of your termination of employment with the Company will be made to you prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of your “separation from service” (as such term is defined in Treasury Regulations issued under Code Section 409A) or (ii) the date of your death, if you are deemed at the time of such separation from service to be a “key employee” within the meaning of that term under Code Section 416(i) and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2).  Upon the expiration of the applicable Code Section 409A(a)(2)

deferral period, all payments and benefits deferred pursuant to this Section 7(e) (whether they would have otherwise been payable in a single sum or in installments in the absence of such deferral) shall be paid or reimbursed to you in a lump sum, and any remaining payments due under this Agreement will be paid in accordance with the normal payment dates specified for them herein.  In addition, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, if you terminate employment after November 1st pursuant to Section 7(b) of this Agreement, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement prior to December 31st of the year in which the termination of employment occurs shall, subject to the previous sentence of this Section, instead be paid on the first business day following January 1st of the year following your termination of employment.

8.                                       Withholding Taxes.  All forms of compensation payable pursuant to the terms this Agreement, whether payable in cash, shares of the Company’s common stock or other property, are subject to reduction to reflect the applicable withholding and payroll taxes.

9.                                       Entire Agreement.  This Agreement, together with the Confidentiality Agreement, any handbooks, policies and procedures in effect from time to time and the applicable stock plans and any stock option agreements, restricted stock unit agreements or other agreement evidencing the equity awards made to you from time to time during your period of employment (including, without limitation, the RSU Award), contains all of the terms of your employment with the Company and supersede any prior understandings or agreements relating to the subject matter hereof, whether oral or written, between or among you, United Online and the Company, including, without limitation, the Prior Agreement; provided, however, that in the event the Merger is not consummated, the Prior Agreement shall remain in full force and effect.  Nothing herein shall affect any written indemnification agreement between you and the Company or any of its affiliates in effect on the date hereof.  If any provision of this Agreement is held by an arbitrator or a court of competent jurisdiction to conflict with any federal, state or local law, or to be otherwise invalid or unenforceable, such provision shall be construed in a manner so as to maximize its enforceability while giving the greatest effect as possible to the intent of the parties.  To the extent any provision cannot be construed to be enforceable, such provision will be deemed to be eliminated from this Agreement and of no force or effect, and the remainder of this Agreement will otherwise remain in full force and effect and be construed as if such portion had not been included in this Agreement. This Agreement is not assignable by you.  This Agreement may be assigned by the Company to its affiliates or to successors in interest to the Company or its lines of business.

10.                                 Amendment and Governing Law.  This Agreement may not be amended or modified except by an express written agreement signed by you and the Chief Executive Officer of the Company or United Online.  The validity, interpretation, enforceability, and performance of this Agreement and the resolution of any disputes will be governed by and construed and enforced in accordance with the internal laws of the State of Illinois, without giving effect to the conflicts of laws principles thereof. You and the Company consent to jurisdiction and venue in any federal or state court of competent jurisdiction located in the City of Chicago.

11.                                 Surviving Provisions.  Following any termination of this Agreement, Sections 5, 6, 7(e), 8, 9, 10 and 11 will survive, and, if your employment with the Company continues thereafter, your employment with the Company will continue to be “at will”.

                                                IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date stated in the opening paragraph.

/S/ BECKY A. SHEEHAN
Becky A. Sheehan

FLORISTS’ TRANSWORLD DELIVERY, INC.

By:	/S/ MICHAEL J. SOENEN
Michael J. Soenen
Chairman, Chief Executive Officer and President